Exhibit 99.1

For:   Calavo Growers, Inc. (Nasdaq-GS: CVGW)

Contact:  Lee Cole, Chairman and Chief Executive Officer, Calavo Growers, Inc., (805) 525-1245

CALAVO GROWERS, INC. DECLARES 80 CENT PER SHARE

ANNUAL CASH DIVIDEND

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Distribution Reflects a Five Cent Per Share Increase from Prior Year,

Maintains Commitment to Shareholder Returns

SANTA PAULA, Calif. (Nov. 2, 2015)–Calavo Growers, Inc. (Nasdaq-GS: CVGW), a global avocado-industry leader and expanding provider of value-added fresh food, today announced that its board of directors declared a $0.80 per share annual cash dividend on its common stock.

The board set Dec. 8, 2015 as the payment to all shareholders of record as of Nov. 17, 2015.

The distribution is a 6.7 percent increase from $0.75 per share last year.  This is the fourteenth consecutive annual payout by Calavo since 2002, when its shares became publicly traded on the Nasdaq Market.  Over that time, the dividend has increased 300 percent.

Chairman and Chief Executive Officer Lee E. Cole stated: "Calavo is committed to balancing dual objectives of delivering annual cash dividends with prudent reinvestment of profits to fund the expansion of our business segments.  The Calavo board of directors' decision to distribute over $13.9 million through its annual cash dividend reflects our company's commitment to rewarding our shareholders.  Our sustained profitability also enables us to make this payout while continuing to reinvest in Calavo's future growth.  We believe nothing speaks more resoundingly about our confidence in the prospects for our various business units."

About Calavo Growers, Inc.

Calavo Growers, Inc. is a global avocado-industry leader.  The company also procures and markets diversified fresh produce items, ranging from

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Calavo Growers, Inc. Declares 80 Cent Annual Dividend/2-2-2-2

tomatoes to tropical produce. An expanding provider of value-added fresh food, the company's Calavo Foods business segment manufactures and distributes guacamole, guacamole hummus, prepared avocado, salsa and tortilla chips under the respected Calavo brand name.  Calavo's wholly owned subsidiary, Renaissance Food Group, LLC, creates, markets and distributes a portfolio of healthy, high-quality lifestyle products for consumers through fast-growing brands that include Garden Highway and Chef Essentials.  Founded in 1924, Calavo serves food distributors, produce wholesalers, supermarket retailers and restaurant chains worldwide.

Safe Harbor Statement

This news release contains statements relating to future events and results of Calavo (including certain projections and business trends) that are "forward-looking statements" as defined in the Private Securities Litigation and Reform Act of 1995.  Actual results and events may differ from those projected as a result of certain risks and uncertainties.  These risks and uncertainties include, but are not limited to: increased competition, conducting substantial amounts of business internationally, pricing pressures on international products, adverse weather and growing conditions confronting avocado growers, new governmental regulations, as well as other risks and uncertainties detailed from time to time in the company's Securities and Exchange Commission filings, including, without limitation, the company's latest filed Annual Report on Form 10-K.  These forward-looking statements are made only as of the date hereof, and the company undertakes no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.

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